Exhibit 99.1

Index to

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

C&J Energy Services, Inc.:

We have audited the accompanying consolidated balance sheet of C&J Energy Services, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&J Energy Services, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), C&J Energy Services, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 20, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. This report contains an explanatory paragraph stating that C&J Energy Services, Inc. acquired Tiger Cased Hole Services, Inc. (Tiger) during 2014 and management excluded from its assessment of the effectiveness of C&J Energy Services, Inc.’s internal control over financial reporting as of December 31, 2014, Tiger’s internal control over financial reporting associated with 1% of consolidated revenues and 3% of consolidated total assets of C&J Energy Services, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of C&J Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of Tiger.

(signed) KPMG LLP

Houston, Texas

February 20, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

C&J Energy Services, Inc.

We have audited the accompanying consolidated balance sheet of C&J Energy Services, Inc. (a Delaware corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&J Energy Services, Inc. and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas

February 26, 2014

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$10,017	$14,414
Accounts receivable, net	290,767	152,696
Inventories, net	122,172	70,946
Prepaid and other current assets	29,525	17,066
Deferred tax assets	8,106	1,722

Total current assets	460,587	256,844
Property, plant and equipment, net	783,302	535,574

Other assets:
Goodwill	219,953	205,798
Intangible assets, net	129,468	123,038
Deposits on equipment under construction	7,117	4,331
Deferred financing costs, net	3,786	2,688
Other noncurrent assets	8,533	4,027

Total assets	$1,612,746	$1,132,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$229,191	$88,576
Accrued payroll and related costs	16,047	13,711
Accrued expenses	30,794	18,619
Income taxes payable	—	266
Current capital lease obligations	3,873	2,860
Other current liabilities	4,926	1,101

Total current liabilities	284,831	125,133
Deferred tax liabilities	193,340	145,215
Long-term debt and capital lease obligations	349,875	164,205
Other long-term liabilities	2,803	1,596

Total liabilities	830,849	436,149
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 55,333,392 issued and outstanding at December 31, 2014 and 54,604,124 issued and outstanding at December 31, 2013	553	546
Additional paid-in capital	271,104	254,188
Retained earnings	510,240	441,417

Total stockholders’ equity	781,897	696,151

Total liabilities and stockholders’ equity	$1,612,746	$1,132,300

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Years Ended December 31,
	2014	2013	2012
Revenue	$1,607,944	$1,070,322	$1,111,501
Costs and expenses:
Direct costs	1,162,708	738,962	686,811
Selling, general and administrative expenses	199,037	136,910	94,556
Research and development	14,327	5,005	—
Depreciation and amortization	108,145	74,703	46,912
(Gain) loss on disposal of assets	(17)	527	692

Operating income	123,744	114,215	282,530
Other income (expense):
Interest expense, net	(9,840)	(6,550)	(4,996)
Other income (expense), net	598	53	(105)

Total other income (expense)	(9,242)	(6,497)	(5,101)

Income before income taxes	114,502	107,718	277,429
Income tax expense	45,679	41,313	95,079

Net income	$68,823	$66,405	$182,350

Net income per common share:
Basic	$1.28	$1.25	$3.51

Diluted	$1.22	$1.20	$3.37

Weighted average common shares outstanding:
Basic	53,838	53,038	52,008

Diluted	56,513	55,367	54,039

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock		Additional Paid-in Capital
	Number of Shares	Amount, at $0.01 par value		Retained Earnings	Total
Balance, December 31, 2011	51,887	$519	$201,874	$192,662	$395,055
Issuance of restricted stock, net of forfeitures	780	7	(7)	—	—
Exercise of stock options	465	5	2,568	—	2,573
Tax effect of stock-based compensation	—	—	1,901	—	1,901
Stock-based compensation	—	—	18,012	—	18,012
Net income	—	—	—	182,350	182,350

Balance, December 31, 2012	53,132	531	224,348	375,012	599,891
Issuance of restricted stock, net of forfeitures	669	7	(7)	—	—
Employee tax withholding on restricted stock vesting	(74)	(1)	(1,374)	—	(1,375)
Exercise of stock options	877	9	5,210	—	5,219
Tax effect of stock-based compensation	—	—	3,430	—	3,430
Stock-based compensation	—	—	22,581	—	22,581
Net income	—	—	—	66,405	66,405

Balance, December 31, 2013	54,604	546	254,188	441,417	696,151
Issuance of restricted stock, net of forfeitures	723	7	(7)	—	—
Employee tax withholding on restricted stock vesting	(153)	(2)	(4,376)	—	(4,378)
Exercise of stock options	159	2	831	—	833
Tax effect of stock-based compensation	—	—	2,118	—	2,118
Stock-based compensation	—	—	18,350	—	18,350
Net income	—	—	—	68,823	68,823

Balance, December 31, 2014	55,333	$553	$271,104	$510,240	$781,897

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$68,823	$66,405	$182,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,145	74,703	46,912
Deferred income taxes	33,185	16,513	15,926
Provision for doubtful accounts, net of write-offs	600	689	600
Equity (earnings) loss from unconsolidated affiliate	(471)	160
(Gain) Loss on disposal of assets	(17)	527	692
Stock-based compensation expense	18,350	22,581	18,012
Amortization of deferred financing costs	1,168	1,160	923
Inventory write-down	—	870	—
Changes in operating assets and liabilities:
Accounts receivable	(135,784)	14,704	(10,621)
Inventories	(50,001)	(10,495)	(11,263)
Prepaid expenses and other current assets	(12,154)	(12,405)	7,107
Accounts payable	132,420	11,991	(1,195)
Payroll and related costs and accrued expenses	14,157	2,710	5,373
Income taxes payable	(301)	(3,888)	1,765
Other	3,717	(5,124)	(2,651)

Net cash provided by operating activities	181,837	181,101	253,930

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(307,598)	(151,810)	(181,426)
Proceeds from disposal of property, plant and equipment	719	1,151	434
Payments made for business acquisitions, net of cash acquired	(33,533)	(14,636)	(273,401)
Investment in unconsolidated subsidiary	(3,000)	—	(3,000)

Net cash used in investing activities	(343,412)	(165,295)	(457,393)

Cash flows from financing activities:
Proceeds from revolving debt	229,000	60,000	245,000
Payments on revolving debt	(64,000)	(80,306)	(75,000)
Payments of long-term debt	—	(638)	—
Payments of capital lease obligations	(4,165)	(2,184)	(1,121)
Financing costs	(2,265)	—	(2,243)
Proceeds from stock options exercised	833	5,219	2,573
Employee tax withholding on restricted stock vesting	(4,378)	(1,375)	—
Excess tax benefit from stock-based award activity	2,153	3,450	1,916

Net cash provided by (used in) financing activities	157,178	(15,834)	171,125

Net decrease in cash and cash equivalents	(4,397)	(28)	(32,338)
Cash and cash equivalents, beginning of year	14,414	14,442	46,780

Cash and cash equivalents, end of year	$10,017	$14,414	$14,442

Supplemental cash flow disclosures:
Cash paid for interest	$8,525	$5,473	$3,975

Cash paid for income taxes	$16,125	$38,819	$75,619

Non-cash investing and financing activity:
Capital lease obligations	$25,847	$13,487	$—

Change in accrued capital expenditures	$8,120	$6,177	$753

Non-cash consideration for business acquisition	$—	$2,556	$—

See accompanying notes to consolidated financial statements

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Nature of Business and Summary of Significant Accounting Policies

C&J Energy Services, Inc. is a publicly traded corporation listed on the New York Stock Exchange under the symbol “CJES.” The Company were founded in Texas in 1997 as a partnership, and reorganized as a Texas corporation in 2006. In December 2010, the Company converted to a Delaware corporation in connection with its initial public offering, which was completed in August 2011. C&J Energy Services, Inc. is a holding company and substantially all of its operations are conducted through, and substantially all of its assets are held by its primary operating subsidiary, C&J Spec-Rent Services, Inc. Through its subsidiaries, the Company operates in three reportable segments: Stimulation and Well Intervention Services, Wireline Services and Equipment Manufacturing. The Company provides hydraulic fracturing, coiled tubing and other well stimulation services, as well as directional drilling services, through its Stimulation and Well Intervention Services segment and cased-hole wireline, pumpdown and other complementary services through its Wireline Services segment to oil and natural gas exploration and production companies throughout the United States. With the development of a specialty chemicals business and strategic acquisitions during 2013, the Company now blends and supplies specialty chemicals for completion and production services, and also manufactures and provides downhole tools and related directional drilling technology and data acquisition and control systems through the Stimulation and Well Intervention Services segment. These products are provided to third-party customers in the energy services industry and are also used in the Company’s operations and equipment. In addition, the Company manufactures, refurbishes and repairs equipment and provides oilfield parts and supplies to the energy services industry through its Equipment Manufacturing segment, the majority of which are provided to the Company’s Stimulation and Well Intervention Services segment. See “Note 11 – Segment Information” for further discussion regarding the Company’s reportable segments. As used herein, references to the “Company” or “C&J” are to C&J Energy Services, Inc. together with its consolidated subsidiaries, including C&J International B.V. and C&J International Middle East FZCO.

Basis of Presentation and Principles of Consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of C&J and its consolidated subsidiaries. All significant inter-company transactions and account balances have been eliminated upon consolidation.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used in, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, goodwill, useful lives used in depreciation and amortization, inventory reserves, income taxes and stock-based compensation. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.

Cash and Cash Equivalents. For purposes of the consolidated statement of cash flows, cash is defined as cash on-hand, demand deposits, and short-term investments with initial maturities of three months or less. The Company maintains its cash and cash equivalents in various financial institutions, which at times may exceed federally insured amounts. Management believes that this risk is not significant.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Provisions for doubtful accounts are recorded when it is deemed probable that the customer will not make the required payments at either the contractual due dates or in the future. At December 31, 2014 and 2013, the allowance for doubtful accounts totaled $2.2 million and $1.7 million, respectively. Bad debt expense of $0.6 million, $0.7 million and $0.6 million was included in selling, general, and administrative expenses on the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively.

Inventories. Inventories for the Stimulation and Well Intervention Services segment and the Wireline Services segment consist of finished goods and raw materials, including equipment components, chemicals, proppants, supplies and materials for the segments’ operations. In addition, the Company’s Stimulation and Well Intervention Services segment includes work-in-process related to manufacturing of downhole tools and data acquisition and control systems. Inventories for the Equipment Manufacturing segment consist of raw materials and work-in-process, including equipment components, supplies and materials. See “Note 11 – Segment Information” for further discussion regarding the Company’s reportable segments.

Inventories are stated at the lower of cost or market (net realizable value) on a first-in, first-out basis and appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. Inventories consisted of the following (in thousands):

	As of December 31,
	2014	2013
Raw materials	$51,374	$31,445
Work-in-process	24,408	3,652
Finished goods	47,717	36,690

Total inventory	123,499	71,787
Inventory reserve	(1,327)	(841)

Inventory, net of reserve	$122,172	$70,946

Property, Plant and Equipment. Property, plant and equipment are recorded at cost less accumulated depreciation. Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to expense when incurred. Refurbishments are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operating income.

The cost of property and equipment currently in service is depreciated, on a straight-line basis, over the estimated useful lives of the related assets, which range from three to 25 years. Depreciation expense was $97.2 million, $64.6 million and $39.4 million for the years ended December 31, 2014, 2013 and 2012, respectively. Major classifications of property, plant and equipment and their respective useful lives were as follows (in thousands):

	Estimated Useful Lives	As of December 31,
		2014	2013
Land	Indefinite	$2,453	$2,225
Building and leasehold improvements	5-25 years	107,270	50,163
Office furniture, fixtures and equipment	3-5 years	19,716	10,878
Machinery and equipment	3-10 years	767,415	529,854
Transportation equipment	5 years	66,456	46,425

		963,310	639,545
Less: accumulated depreciation		(245,683)	(148,954)

		717,627	490,591
Construction in progress		65,675	44,983

Property, plant and equipment, net		$783,302	$535,574

Impairment of Long-Lived Assets. Long-lived assets, which include property, plant and equipment, and intangible assets with finite lives, are evaluated on a quarterly basis to identify events or changes in circumstances (“triggering events”) that indicate the carrying value of certain long-lived assets may not be recoverable. Long-lived assets are reviewed for impairment upon the occurrence of a triggering event. An impairment loss is recorded in the period in which it is determined that the carrying amount of a long-lived asset is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets with such cash flows to be realized over the estimated remaining useful life of the primary asset within the asset group, excluding interest expense. The Company determined the lowest level of identifiable cash flows that are independent of other asset groups to be at the service line level, which consists of the hydraulic fracturing, coiled tubing, wireline, pumpdown, directional drilling and international coiled tubing service lines. If the estimated undiscounted future net cash flows are less than the carrying amount of the related assets, an impairment loss is determined by comparing the fair value with the carrying value of the related assets.

It was concluded that the sharp fall in commodity prices during the second half of 2014 constituted a triggering event due to the potential for a slowdown in activity across the Company’s customer base, which in turn would increase competition and put pressure on pricing for its services. Although the severity and extent of this downturn is uncertain, absent a significant recovery in commodity prices, activity and pricing levels may decline in future periods. As a result of the triggering event during the fourth quarter of 2014, a recoverability test was performed on the long-lived asset groups supporting each of the Company’s service lines. As of December 31, 2014, the recoverability testing for each asset group yielded an estimated undiscounted net cash flow that was greater than the carrying amount of the related assets, and as such, no impairment loss was recognized during the fourth quarter of 2014. The test results for the hydraulic fracturing service line highlighted a smaller cushion of less than 15%. If recoverability testing is performed in future periods and this service line experiences a decline in undiscounted cash flows, the service line could be susceptible to an impairment loss.

Goodwill, Intangible Assets and Amortization. Goodwill is allocated to the Company’s three reporting units: Stimulation and Well Intervention Services, Wireline Services and Equipment Manufacturing, all of which are consistent with the presentation of the Company’s three reportable segments. At the reporting unit level, the Company tests goodwill for impairment on an annual basis as of October 31 of each year, or when events or changes in circumstances, referred to as triggering events above, indicate the carrying value of goodwill may not be recoverable and that a potential impairment exists.

Before employing detailed impairment testing methodologies, the Company may first evaluate the likelihood of impairment by considering qualitative factors relevant to each reporting unit, such as macroeconomic, industry, market or any other factors that have a significant bearing on fair value. If the Company first utilizes a qualitative approach and determines that it is more likely than not that goodwill is impaired, detailed testing methodologies are then applied. Otherwise, the Company concludes that no impairment has occurred. The Company may also choose to bypass a qualitative approach and opt instead to employ detailed testing methodologies, regardless of a possible more likely than not outcome. Detailed impairment testing involves comparing the fair value of each reporting unit to its carrying value, including goodwill. Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit. If the fair value exceeds carrying value, then it is concluded that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess, not to exceed the carrying value.

The Company’s detailed impairment analysis involves the use of a blended income and market approach. Significant management judgment is necessary to evaluate the impact of operating and macroeconomic changes on each reporting unit. Critical assumptions include projected revenue growth, fleet count, utilization, gross profit rates, SG&A rates, working capital fluctuations, capital expenditures, discount rates, terminal growth rates, and price-to-earnings multiples. The Company’s market capitalization is also used to corroborate reporting unit valuations.

Judgment is used in assessing whether goodwill should be tested more frequently for impairment than annually. Factors such as unexpected adverse economic conditions, competition, market changes and other external events may require more frequent assessments.

It was concluded that the aforementioned sharp fall in commodity prices during the second half of 2014 triggered the need to test goodwill for impairment as of December 31, 2014. The Company chose to bypass a qualitative approach and opt instead to employ detailed impairment testing methodologies. The fair values for each of the three reporting units were determined using a blended income and market approach.

Income approach

The income approach was based on a discounted cash flow model, which utilizes present values of cash flows to estimate fair value. For the Stimulation and Well Intervention Services and Wireline Services reporting units, the future cash flows were projected based on estimates of projected revenue growth, fleet count, utilization, gross profit rates, selling, general and administrative (“SG&A”) rates, working capital fluctuations, and capital expenditures. For the Equipment Manufacturing reporting unit, the future cash flows were projected based on estimates of future demand for manufactured and refurbished equipment as well as parts and service, gross profit rates, SG&A rates, working capital fluctuations, and capital expenditures. Forecasted cash flows for the three reporting units take into account known market conditions as of December 31, 2014, and management’s anticipated business outlook, both of which have been impacted by the decline in commodity prices.

A terminal period was used to reflect an estimate of stable, perpetual growth. The terminal period reflects a terminal growth rate of 2.5% for all three reporting units, including an estimated inflation factor. The future cash flows were discounted using a market-participant risk-adjusted weighted average cost of capital (“WACC”) of 15.0% for both Stimulation and Well Intervention Services and Wireline Services and 15.5% for Equipment Manufacturing reporting units. These assumptions were derived from unobservable inputs and reflect management’s judgments and assumptions.

Market approach

The market approach was based upon two methods: the guideline public company method and the guideline transaction method. The application of the guideline public company method was based upon selected public companies operating within the same industry as the Company. Based on this set of comparable competitor data, price-to-earnings multiples were derived and a range of price-to-earnings multiples was determined for each reporting unit. Selected market multiples averaged 3.9x for Stimulation and Well Intervention Services, 3.9x for Wireline Services, and 4.9x for Equipment Manufacturing.

The application of the guideline transaction method was based upon recent sales or purchases of companies operating within the same industry as the Company. Based on this set of transaction data, price-to-earnings multiples were derived and a range of price-to-earnings multiples was determined for each reporting unit. The selected market multiples were 5.0x for Stimulation and Well Intervention Services, 4.4x for Wireline Services, and 4.9x for Equipment Manufacturing.

The fair value determined under both market approaches is sensitive to these market multiples, and a decline in any of the multiples could reduce the estimated fair value of any of the three reporting units below their respective carrying values. Earnings estimates were derived from unobservable inputs that require significant estimates, judgments and assumptions as described in the income approach.

The estimated fair value determined under the income approach was consistent with the estimated fair value determined under both market approaches. For purposes of the goodwill impairment test, the concluded fair value for each of the three reporting units consisted of an average under the income approach and the two market approaches.

Based on the detailed impairment testing performed as of December 31, 2014, (i) the Stimulation and Well Intervention Services reporting unit estimated fair value exceeded its carrying value by approximately 14%, and it was concluded that the goodwill balance of $69.1 million was not impaired; (ii) the Wireline Services reporting unit estimated fair value exceeded its carrying value by approximately 12%, and it was concluded the goodwill balance of $146.1 million was not impaired; and (iii) the Equipment Manufacturing reporting unit estimated fair value exceeded its carrying value by approximately 48%, and it was concluded that the goodwill balance of $4.7 million was not impaired. As a way to validate the estimated reporting unit fair values, the total market capitalization of the Company was compared to the total estimated fair value of all reporting units, and an implied control premium was derived. Market data in support of the implied control premium was used in this reconciliation to corroborate the estimated reporting unit fair values.

A decline in any of the three reporting unit cash flow projections or changes in other key assumptions may result in a goodwill impairment charge in the future.

Indefinite-lived intangible assets

The Company has approximately $13.8 million of intangible assets with indefinite useful lives, which are subject to annual impairment tests or more frequently if events or circumstances indicate the carrying amount may not be recoverable. Before employing detailed impairment testing methodologies, the Company may first evaluate the likelihood of impairment by considering qualitative factors. A detailed impairment test for indefinite lived intangible assets encompasses calculating the fair value of an indefinite lived intangible asset and comparing the fair value to its carrying value.

The sharp fall in commodity prices that occurred during the second half of 2014 was deemed a triggering event and detailed impairment testing was performed on the Total Equipment trade name using a relief from royalty method. Based on the results of the impairment testing, the trade name estimated fair value exceeded its carrying value by approximately 55% and it was determined that the trade name carry value of $6.2 million was not impaired as of December 31, 2014.

The Company’s intangible assets associated with intellectual property, research and development (“IPR&D”) were evaluated using a qualitative approach since the technology is still in the testing phase and management continues to actively pursue development and planned marketing of the new technology. Based on this evaluation which includes successful test results within the Company’s research and development facilities, it was determined that the IPR&D carry value of $7.6 million was not impaired as of December 31, 2014.

Intangible assets consisted of the following (in thousands):

	Amortization Period	As of December 31,
		2014	2013
Trade name	10-15 years	$29,315	$27,665
Customer relationships	8-15 years	116,073	100,593
Non-compete	4-5 years	1,810	1,600
Developed technology	10 years	2,110	2,110
IPR&D	Indefinite	7,598	7,598
Trade name - Total Equipment	Indefinite	6,247	6,247

		163,153	145,813
Less: accumulated amortization		(33,685)	(22,775)

Intangible assets, net		$129,468	$123,038

Amortization expense for the years ended December 31, 2014, 2013 and 2012 totaled $10.9 million, $10.1 million and $7.5 million, respectively.

Estimated amortization expense for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,
2015	$10,774
2016	10,507
2017	10,374
2018	10,374
2019	10,350
Thereafter	63,244

$115,623

Deferred Financing Costs. Costs incurred to obtain financing are capitalized and amortized on a straight-line basis over the term of the loan, which approximates the effective interest method. These costs are classified within interest expense on the consolidated statements of operations and were $1.2 million, $1.2 million and $0.9 million for the years ended December 31, 2014, 2013 and 2012, respectively. Accumulated amortization of deferred financing costs was $3.7 million and $2.5 million at December 31, 2014 and 2013, respectively. Estimated future amortization expense relating to deferred financing costs is as follows (in thousands):

Years Ending December 31,
2015	$1,160
2016	368

$1,528

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service is complete or the equipment has been delivered to the customer, the amount is fixed or determinable and collectability is reasonably assured, as follows:

Hydraulic Fracturing Revenue. The Company provides hydraulic fracturing services pursuant to contractual arrangements, such as term contracts and pricing agreements, or on a spot market basis. Under either scenario, revenue is recognized and customers are invoiced upon the completion of each job, which can consist of one or more fracturing stages. Once a job has been completed to the customer’s satisfaction, a field ticket is written that includes charges for the service performed and the consumables (such as fluids and proppants) used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, any additional equipment used on the job, and other miscellaneous consumables.

Rates for services performed on a spot market basis are based on an agreed-upon hourly spot market rate for a specified number of hours of service.

Pursuant to pricing agreements and other contractual arrangements which the Company may enter into from time to time, such as those associated with an award from a bid process, customers typically commit to targeted utilization levels based on a specified number of hours of service at agreed-upon pricing, but without termination penalties or obligations to pay for services not used by the customer. In addition, the agreed-upon pricing is typically subject to periodic review, as specifically defined in the agreement, and may be adjusted upon the agreement of both parties.

Historically, most of the Company’s hydraulic fracturing services were performed under long-term “take-or-pay” contracts, the last of which expired in February 2014. Under these legacy term contracts, customers were typically obligated to pay on a monthly basis for a specified number of hours of service, whether or not those services were actually used. To the extent customers used more than the specified contracted minimums, the Company would be paid a pre-agreed amount for the provision of such additional services.

Coiled Tubing and Other Well Stimulation Revenue. The Company provides coiled tubing and other well stimulation services, including nitrogen, pressure pumping and thru-tubing services, primarily on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. Revenue is recognized upon completion of each day’s work based upon a completed field ticket. The field ticket includes charges for the services performed and the consumables (such as stimulation fluids, nitrogen and coiled tubing materials) used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, the personnel on the job, any additional equipment used on the job, and other miscellaneous consumables. The Company typically charges the customer for these services and resources on an hourly basis at agreed-upon spot market rates.

Revenue from Materials Consumed While Performing Services. The Company generates revenue from fluids, proppants and other materials that are consumed while performing hydraulic fracturing services. For services performed on a spot market basis, the required consumables are typically provided by the Company and the customer is billed for those consumables at cost plus an agreed-upon markup. For services performed on a contractual basis, when the consumables are provided by the Company, the customer typically is billed for those consumables at a negotiated contractual rate. When consumables are supplied by the customer, the Company typically charges handling fees based on the amount of consumables used.

In addition, ancillary to coiled tubing and other well stimulation services revenue, the Company generates revenue from various fluids and supplies that are necessarily consumed during those processes.

Wireline Revenue. The Company provides cased-hole wireline, pumpdown and other complementary services, including logging, perforating, pipe recovery and pressure testing services on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. Revenue is recognized when the services and equipment are provided and the job is completed. The Company typically charges the customer on a per job basis for these services at agreed-upon spot market rates.

Equipment Manufacturing Revenue. The Company enters into arrangements to construct new equipment, refurbish and repair equipment and provide oilfield parts and supplies to third-party customers in the energy services industry. Revenue is recognized and the customer is invoiced upon the completion and delivery of each order to the customer.

Stock-Based Compensation. The Company’s stock-based compensation plans provide the ability to grant equity awards to the Company’s employees, consultants and non-employee directors. As of December 31, 2014, only nonqualified stock options and restricted stock had been granted under such plans. The Company values option grants based on the grant date fair value by using the Black-Scholes option-pricing model and values restricted stock grants based on the closing price of C&J’s common stock on the grant date. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period for the entire award. Further information regarding the Company’s stock-based compensation arrangements and the related accounting treatment can be found in “Note 6 – Stock-Based Compensation.”

Fair Value of Financial Instruments. The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values based on their short-term nature. The carrying value of long-term debt and capital lease obligations approximate their fair value, as the interest rates approximate market rates.

Equity Method Investments. The Company has an investment in a joint venture which is accounted for under the equity method of accounting as the Company has the ability to exercise significant influence over operating and financial policies of the joint venture. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings and losses of these investments. The Company eliminates all significant intercompany transactions, including the intercompany portion of transactions with equity method investees, from the consolidated financial results.

The carrying value of this equity method investment at December 31, 2014 and December 31, 2013 was $7.0 million and $2.8 million, respectively, and is included in other noncurrent assets on the consolidated balance sheets. The Company’s share of the net income (loss) from the unconsolidated affiliate was approximately $0.5 million and $(0.2 million) for the years ended December 31, 2014 and December 31, 2013, respectively, and is included in other expense, net, on the consolidated statements of operations.

Income Taxes. The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the likelihood and extent that deferred tax assets will be realized, consideration is given to projected future taxable income and tax planning strategies. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. Previously recognized tax positions are reversed in the first period in which it is no longer more-likely-than-not that the tax position would be sustained upon examination. Income tax related interest and penalties, if applicable, are recorded as a component of the provision for income tax expense. However, there were no material amounts recognized relating to interest and penalties in the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had no uncertain tax positions as of December 31, 2014.

Earnings Per Share. Basic earnings per share is based on the weighted average number of shares of common stock (“common shares”) outstanding during the applicable period and excludes shares subject to outstanding stock options and shares of restricted stock. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period plus, when their effect is dilutive, incremental shares consisting of shares subject to outstanding stock options and restricted stock.

The following is a reconciliation of the components of the basic and diluted earnings per share calculations for the applicable periods:

	Years Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
Numerator:
Net income attributed to common shareholders	$68,823	$66,405	$182,350

Denominator:
Weighted average common shares outstanding - basic	53,838	53,038	52,008
Effect of potentially dilutive securities:
Stock options	2,245	2,096	1,979
Restricted stock	430	233	52

Weighted average common shares outstanding - diluted	56,513	55,367	54,039

Earnings per common share:
Basic	$1.28	$1.25	$3.51

Diluted	$1.22	$1.20	$3.37

A summary of securities excluded from the computation of basic and diluted earnings per share is presented below for the applicable periods:

	Years Ended December 31,
	2014	2013	2012
	(In thousands)
Basic earnings per share:
Unvested restricted stock	1,448	1,194	748
Diluted earnings per share:
Anti-dilutive stock options	201	1,054	1,193
Anti-dilutive restricted stock	3	164	30

Potentially dilutive securities excluded as anti-dilutive	204	1,218	1,223

Recent Accounting Pronouncements. In August 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on disclosures of uncertainties about an entity’s ability to continue as a going concern. The guidance requires management’s evaluation of whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This assessment must be made in connection with preparing financial statements for each annual and interim reporting period. Management’s evaluation should be based on the relevant conditions and events that are known and reasonably knowable at the date the financial statements are issued. If conditions or events raise substantial doubt about the entity’s ability to continue as a going concern, but this doubt is alleviated by management’s plans, the entity should disclose information that enables the reader to understand what the conditions or events are, management’s evaluation of those conditions or events and management’s plans that alleviate that substantial doubt. If conditions or events raise substantial doubt and the substantial doubt is not alleviated, the entity must disclose this in the footnotes. The entity must also disclose information that enables the reader to understand those conditions or events, management’s evaluation of those conditions or events, and management’s plans to alleviate the substantial doubt. The guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements or its financial statement disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has the effect of the standard on ongoing financial reporting been determined.

In April 2014, the FASB issued new guidance intended to change the criteria for reporting discontinued operations while enhancing disclosures for discontinued operations, which changes the criteria and requires additional disclosures for reporting discontinued operations. The guidance is effective for all disposals of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements or its financial statement disclosures.

Reclassifications and immaterial adjustment. Certain reclassifications have been made to prior period consolidated financial statements to conform to current period presentations. Additionally, an immaterial adjustment has been made to the Company’s consolidated statement of cash flows for the years ended December 31, 2013 and December 31, 2012 to decrease previously reported operating cash flows and increase previously reported investing cash flows by $6.2 million and $0.8 million, respectively, to properly reflect the change in accrued capital expenditures on the consolidated statement of cash flows as a supplemental non-cash investing activity. These adjustments had no impact to the Company’s consolidated balance sheet or consolidated statement of operations for the year ended December 31, 2013.

Note 2 - Long-Term Debt and Capital Lease Obligations

Long-term debt consisted of the following (in thousands):

	As of December 31,
	2014	2013
Senior secured revolving credit facility maturing on April 19, 2016	$315,000	$150,000
Capital leases	38,748	17,065

Total debt and capital lease obligations	353,748	167,065
Less: amount maturing within one year	(3,873)	(2,860)

Long-term debt and capital lease obligations	$349,875	$164,205

Credit Facility

On April 19, 2011, the Company entered into a five-year senior secured revolving credit agreement which, as amended on June 5, 2012, had a borrowing base of $400.0 million (the “Credit Facility”). The sublimit for letters of credit is $200.0 million and the sublimit for swing line loans is $25.0 million. In November 2014, the Company exercised the accordion feature of the Credit Facility, increasing the total borrowing base under the facility by $100.0 million to a total of $500.0 million. Loans under the Credit Facility are denominated in U.S. dollars and will mature on April 19, 2016. Outstanding loans bear interest at either LIBOR or a base rate, at the Company’s election, plus an applicable margin that ranges from 1.25% to 2.00% for base rate loans and from 2.25% to 3.00% for LIBOR loans, based upon the Company’s ratio of funded indebtedness to EBITDA for the Company on a consolidated basis. The Company is also required to pay a quarterly commitment fee at an annual rate of 0.5% on the unused portion of the Credit Facility.

As of December 31, 2014, $315.0 million was outstanding under the Credit Facility, along with $2.0 million in letters of credit, leaving $183.0 million available for borrowing. All obligations under the Credit Facility are guaranteed by the Company’s wholly-owned domestic subsidiaries, other than immaterial subsidiaries. The weighted average interest rate as of December 31, 2014 was 3.0%.

The Credit Facility contains customary affirmative and negative covenants, including but not limited to (1) an Interest Coverage Ratio of not less than 3.00 to 1.00 and (2) a Consolidated Leverage Ratio of not greater than 3.25 to 1.00. As of December 31, 2014, the Company was in compliance with all financial covenants.

Capitalized terms used in this Note 2 – Long-Term Debt and Capital Lease Obligations but not defined herein are defined in the Credit Facility.

Capital Lease Obligations

In 2013, the Company entered into “build-to-suit” lease agreements for the construction of a new, technology-focused research and development facility and new corporate headquarters, respectively. Each lease is accounted for as a capital lease.

The lease for the technology facility commenced upon completion of construction in October 2013, creating a capital lease obligation of $13.5 million and accumulated amortization was $0.9 million at December 31, 2014. The lease is payable monthly in amounts ranging from $93 thousand to $128 thousand over the term of the lease, including interest at approximately 2.7% per year, and has an initial term of 12 years. Cumulative future lease payments through the initial term are $15.9 million, of which approximately $2.4 million represents interest expense.

The lease for the corporate headquarters commenced upon completion of construction in April 2014, creating a capital lease obligation of $25.6 million and accumulated amortization was $1.2 million at December 31, 2014. The lease is payable monthly in amounts ranging from $181 thousand to $238 thousand over the term of the lease, including interest at approximately 2.7% per year, and has an initial term of 12 years. Cumulative future lease payments through the initial term are $30.3 million, of which approximately $4.7 million represents interest expense.

In addition, the Company leases certain service equipment, with the intent to purchase, under non-cancelable capital leases. The terms of these contracts range from three to four years with varying payment dates throughout each month.

As of December 31, 2014, the future minimum lease payments under the Company’s capital leases are as follows (in thousands)

Years Ending December 31,
2015	$4,875
2016	3,734
2017	3,584
2018	3,685
2019	3,785
Thereafter	25,272

$44,935

Note 3 – Acquisitions

Acquisition of Tiger

On May 30, 2014, the Company acquired all of the outstanding equity interests of Tiger for approximately $33.2 million, including working capital adjustments.

Tiger provides cased-hole wireline, logging, perforating, pipe recovery and tubing-conveyed perforating services. The acquisition of Tiger increased the Company’s existing wireline capabilities and provides a presence on the U.S. West Coast. The results of Tiger’s operations since the date of the acquisition have been included in the Company’s consolidated financial statements and are reflected in the Wireline Services Segment in “Note 11 – Segment Information”.

The purchase price was allocated to the net assets acquired based upon their estimated fair values, as follows (in thousands):

Current assets	$3,851
Property and equipment	8,176
Goodwill	14,671
Other intangible assets	17,340

Total assets acquired	$44,038

Current liabilities	$1,223
Deferred income taxes	8,556
Other liabilities	1,015

Total liabilites assumed	$10,794

Net assets acquired	$33,244

Acquisition of Casedhole Solutions

On June 7, 2012, the Company acquired all of the outstanding equity interests of Casedhole Holdings, Inc. and its operating subsidiary, Casedhole Solutions, Inc. (collectively, “Casedhole Solutions”), which was accounted for using the purchase method of accounting. The results of Casedhole Solutions’ operations since the date of the acquisition have been included in the Company’s consolidated financial statements and are presented in Note 11 – Segment Information. The acquisition of Casedhole Solutions added cased-hole wireline and other complementary services to the Company’s existing service lines and expanded its geographic presence and customer base. Total consideration paid by the Company consisted of approximately $273.4 million in cash, net of cash acquired of approximately $7.4 million. This included a final working capital adjustment of $1.5 million that was paid in September 2012. The Company funded the acquisition through $220.0 million drawn from the Credit Facility, with the remainder paid from cash on hand.

The purchase price was allocated to the net assets acquired based upon their estimated fair values, as follows (in thousands):

Current assets	$49,619
Property and equipment	73,204
Goodwill	131,455
Other intangible assets	105,600
Other assets	1,459

Total assets acquired	$361,337

Current liabilities	$23,081
Capital lease obligations	4,895
Deferred income taxes	52,602

Total liabilites assumed	$80,578

Net assets acquired	$280,759

Other intangible assets consist of customer relationships of $80.4 million, amortizable over 15 years, trade name of $23.6 million, amortizable over 10 years, and non-compete agreements of $1.6 million, amortizable over four years. The amount allocated to goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The goodwill and other intangible assets are not tax deductible.

The following unaudited pro forma results of operations have been prepared as though the Casedhole Solutions acquisition was completed on January 1, 2011. Pro forma amounts are based on the purchase price allocation of the acquisition and are not necessarily indicative of results that may be reported in the future or of results that might have been achieved had the acquisition been completed on January 1, 2011 (in thousands, except per share data):

	Years Ended December 31,
	2012	2011
Revenues	$1,205,864	$886,721
Net income	194,716	167,842
Net income per common share:
Basic	$3.74	$3.40
Diluted	3.60	3.31

In preparing the pro forma financial information, the Company added $0.3 million and $0.6 million of depreciation expense for the years ended December 31, 2012 and 2011, respectively. Amortization expense for the amortization of intangible assets of $3.5 million and $8.1 million was added for the years ended December 31, 2012 and 2011, respectively. Selling, general and administrative expenses were reduced by $3.3 million related to costs incurred in connection with the acquisition for the year ended December 31, 2012. Interest expense was increased by $1.5 million and $1.9 million for the years ended December 31, 2012 and 2011, respectively. Income tax expense was reduced by $2.5 million and $3.5 million for the years ended December 31, 2012 and 2011, respectively. The amount of revenue and earnings of Casedhole Solutions since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2012 are presented in “Note 11 – Segment Information.”

Other Acquisitions

In April 2013, the Company acquired all of the outstanding common stock of a provider of directional drilling technology and related downhole tools. The aggregate purchase price of the acquisition was approximately $9.0 million.

In December 2013, the Company acquired all of the outstanding stock of a manufacturer of data control instruments. The aggregate purchase price of the acquisition was approximately $6.7 million.

Note 4 – Income Taxes

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Current provision:
Federal	$11,184	$22,870	$75,205
State	1,310	1,930	3,948

Total current provision	12,494	24,800	79,153
Deferred (benefit) provision:
Federal	31,978	14,864	16,199
State	2,036	1,705	(273)
Foreign	(829)	(56)	—

Total deferred provision	33,185	16,513	15,926

Provision for income taxes	$45,679	$41,313	$95,079

The following table reconciles the statutory tax rates to the Company’s effective tax rate:

	Years Ended December 31,
	2014	2013	2012
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.0%	2.8%	1.4%
Domestic production activities deduction	-1.0%	-1.8%	-2.6%
Effect of foreign losses	2.4%	0.7%	—
Other	0.5%	1.7%	0.5%

Effective income tax rate	39.9%	38.4%	34.3%

The Company’s deferred tax assets and liabilities consisted of the following (in thousands):

	As of December 31,
	2014	2013
Deferred tax assets:
Accrued liabilities	$5,419	$635
Allowance for doubtful accounts	822	609
Stock-based compensation	1,027	335
Other	838	429

Current deferred tax assets	8,106	2,008
Stock-based compensation	16,896	14,577
Net operating losses	1,181	750
Accrued liabilities	69	93
Other	—	123

Non-current deferred tax assets	18,146	15,543

Total deferred tax assets	26,252	17,551
Valuation allowance	—	—

Total deferred tax assets, net	26,252	17,551

Deferred tax liabilities:
Current deferred tax liability	—	(286)
Depreciation on property, plant and equipment	(161,782)	(113,584)
Amortization of goodwill and intangible assets	(49,704)	(47,174)

Non-current deferred tax liabilities	(211,486)	(160,758)

Net deferred tax liability	$(185,234)	$(143,493)

The Company has approximately $0.8 million of state net operating loss carryforwards (“NOL’s”) which expire in various years between 2025 and 2032, and $4.6 million of Canadian NOL’s which will expire in 2033. The Company believes that it is more likely than not that these NOL’s will be utilized and no valuation allowance has been provided.

The Company has identified its major taxing jurisdictions as the United States of America and Texas. The Company’s U.S. federal income tax returns for the years 2011 through 2013 remain open to examination under the applicable federal statute of limitations provisions. The Company’s Texas franchise tax returns for the years 2010 through 2014 remain open to examination under the applicable Texas statute of limitations provisions. The Company’s 2011, 2012 and 2013 Louisiana tax returns are currently under examination.

Note 5 – Stockholders’ Equity

On October 30, 2013, the Company announced that the Board of Directors authorized a common stock repurchase program, pursuant to which the Company may repurchase up to an aggregate $100 million of C&J’s common stock through December 31, 2015 (the “Repurchase Program”). Any repurchases will be implemented through open market transactions or in privately negotiated transactions, in accordance with applicable securities laws. The timing, price, and size of any repurchases will be made at the Company’s discretion and will depend upon prevailing market prices, general economic and market conditions, the capital needs of the business and other considerations. The Repurchase Program does not obligate the Company to acquire any particular amount of stock and any repurchases may be commenced or suspended at any time without notice. As of December 31, 2014, there have been no repurchases of common stock made under this program.

Note 6—Stock-Based Compensation

The C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”) provides for the grant of stock-based awards to the Company’s officers, employees, consultants and non-employee directors. The following types of awards are available for issuance under the 2012 LTIP: incentive stock options and nonqualified stock options; stock appreciation rights; restricted stock; restricted stock units; dividend equivalent rights; phantom stock units; performance awards; and share awards. To date, only nonqualified stock options and restricted stock have been awarded under the 2012 LTIP. Under the 2012 LTIP, all stock option awards have been granted with an exercise price equal to the market price of the Company’s stock at the grant date. Those awards generally vest over three years of continuous service with one-third vesting on the first, second, and third anniversaries of the option’s grant date. The option awards expire on the tenth anniversary of the date of grant.

To the extent permitted by law, the participant of an award of restricted stock will have all of the rights of a stockholder with respect to the underlying shares of common stock, including the right to vote the common shares and to receive all dividends or other distributions made with respect to the common shares. Dividends on restricted stock will be deferred until the lapsing of the restrictions imposed on the shares and will be held by the Company for the account of the participant (either in cash or to be reinvested in shares of restricted stock) until such time. Payment of the deferred dividends and accrued interest, if any, shall be made upon the lapsing of restrictions on the shares of restricted stock, and any dividends deferred in respect of any shares of restricted stock shall be forfeited upon the forfeiture of such shares of restricted stock.

A total of 4.3 million shares of common stock were authorized and approved for issuance under the 2012 LTIP, subject to certain adjustments. This number of shares is subject to appropriate adjustment in the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction. This number of shares may also increase due to the termination of an award granted under the 2012 LTIP, or under the Company’s Prior Plans (as defined below), by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of common stock. Approximately 2.6 million shares were available for issuance under the 2012 LTIP as of December 31, 2014.

Prior to the approval of the 2012 LTIP, the Company adopted and maintained the C&J Energy Services, Inc. 2010 Stock Option Plan (the “2010 Plan”). The Company’s 2010 Plan allowed for the grant of non-statutory stock options and incentive stock options to its employees, consultants and outside directors for up to 5.7 million shares of common stock. Under the 2010 Plan, option awards were generally granted with an exercise price equal to the market price of the Company’s stock at the grant date. Those option awards generally vest over three years of continuous service with one-third vesting on the first, second, and third anniversaries of the option’s grant date. Certain option awards provide for accelerated vesting if there is a change in control, as defined in the 2010 Plan. The options expire on the tenth anniversary of the date of grant.

In connection with the approval of the 2012 LTIP, on May 29, 2012, the 2010 Plan was amended to provide, among other things, that (i) no additional awards would be granted under the 2010 Plan on or after May 29, 2012, (ii) all awards outstanding under the 2010 Plan as of May 29, 2012 would continue to be subject to the terms of the 2010 Plan and the applicable award agreement, and (iii) if and to the extent an award originally granted pursuant to the 2010 Plan is terminated by expiration, forfeiture, cancellation or otherwise without the issuance of shares of common stock, any and all shares of common stock associated with such award shall become available to be granted pursuant to a new award under the terms of the 2012 LTIP.

Prior to December 23, 2010, all options granted to employees were granted under the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Plan” and, together with the 2010 Plan, the “Prior Plans”). On December 23, 2010, the 2006 Plan was amended to provide, among other things, that (i) no additional awards would be granted under the 2006 Plan, (ii) all awards outstanding under the 2006 Plan would continue to be subject to the terms of the 2006 Plan and the applicable award agreement, and (iii) all unvested options under the 2006 Plan would immediately vest and become exercisable in connection with the completion of a private placement of common stock that occurred in December 2010. On May 29, 2012, the 2006 Plan was further amended to provide, among other things, that if and to the extent an award originally granted pursuant to the 2006 Plan is terminated by expiration, forfeiture, cancellation or otherwise without the issuance of shares of common stock, any and all shares of common stock associated with such award shall become available to be granted pursuant to a new award under the terms of the 2012 LTIP.

Stock Options

The fair value of each option award granted under the 2012 LTIP and the Prior Plans is estimated on the date of grant using the Black-Scholes option-pricing model. Due to the Company’s lack of historical volume of option activity, the expected term of options granted is derived using the “plain vanilla” method. In addition, expected volatilities have been based on comparable public company data, with consideration given to the Company’s limited historical data. The Company makes estimates with respect to employee termination and forfeiture rates of the options within the valuation model. The risk-free rate is based on the approximate U.S. Treasury yield rate in effect at the time of grant. For options granted prior to the Company’s initial public offering (“IPO”), which closed on August 3, 2011, the calculation of the Company’s stock price involved the use of different valuation techniques, including a combination of an income and/or market approach. Determination of the fair value was a matter of judgment and often involved the use of significant estimates and assumptions.

The following table presents the assumptions used in determining the fair value of option awards for the year ended December 31, 2012. No stock options were granted by the Company for the years ended December 31, 2013 and December 31, 2014.

Year Ended Decemer 31, 2012
Expected volatility	65% - 75%
Expected dividends	None
Exercise price	$16.88 - $18.89
Expected term (in years)	6
Risk-free rate	0.9% - 1.4%

The weighted average grant date fair value of options granted during the year ended December 31, 2012 was $11.45.

A summary of the Company’s stock option activity for the year ended December 31, 2014 is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at January 1, 2014	5,283	$11.69	6.36	$65,351
Granted	—	—
Exercised	(159)	5.23
Forfeited	(57)	29.00

Outstanding at December 31, 2014	5,067	$11.70	5.40	$21,395

Exercisable at December 31, 2014	5,024	$11.65	5.38	$21,395

The total intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $3.2 million and $13.0 million, respectively. As of December 31, 2014, there was $0.2 million of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of 0.4 years.

Restricted Stock

Restricted stock is valued based on the closing price of the Company’s common stock on the date of grant. During the year ended December 31, 2014, approximately 0.8 million shares of restricted stock were granted to employees and non-employee directors under the 2012 LTIP at fair market values ranging from $14.46 to $33.14 per share. During the year ended December 31, 2013, approximately 0.7 million shares of restricted stock were granted to employees, consultants and non-employee directors under the 2012 LTIP at fair market values ranging from $19.25 to $23.69 per share.

A summary of the status and changes during the year ended December 31, 2014 of the Company’s shares of non-vested restricted stock is presented below:

	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)
Non-vested at January 1, 2014	1,133	$21.63
Granted	798	24.65
Forfeited	(75)	23.14
Vested	(479)	21.39

Non-vested at December 31, 2014	1,377	$23.39

As of December 31, 2014 and 2013, respectively, there was $18.7 million and $15.8 million of total unrecognized compensation cost related to shares of restricted stock. That cost is expected to be recognized over a weighted-average period of 1.7 years. The weighted-average grant-date fair value per share of restricted stock granted during the years ended December 31, 2014 and 2013, respectively, was $24.65 and $23.37.

As of December 31, 2014, the Company had 6.4 million stock options and shares of restricted stock outstanding to employees and non-employee directors, 1.0 million of which were issued under the 2006 Plan, 4.0 million were issued under the 2010 Plan and the remaining 1.4 million were issued under the 2012 Plan. As of December 31, 2013, the Company had 6.4 million of stock options and shares of restricted stock outstanding to employees and non-employee directors, 1.1 million of which were issued under the 2006 Plan, 4.1 million were issued under the 2010 Plan and the remaining 1.2 million were issued under the 2012 Plan.

Stock-based compensation expense was $18.4 million, $22.6 million and $18.0 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in selling, general and administrative expenses on the consolidated statements of operations. The total income tax benefit recognized in the consolidated statements of operations in connection with stock-based compensation expense was approximately $6.4 million, $7.9 million and $6.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 7 – Related Party Transactions

The Company obtains trucking and crane services on an arm’s length basis from certain vendors affiliated with two of its executive officers. For the years ended December 31, 2014, 2013 and 2012, purchases from these vendors totaled $7.4 million, $3.7 million and $2.6 million, respectively. Amounts payable to these vendors at December 31, 2014 and 2013 were $0.9 million and $0.1 million, respectively.

The Company purchases certain of its equipment on an arm’s length basis from vendors affiliated with a member of its Board of Directors. December 31, 2014, 2013 and 2012, purchases from these vendors were $5.7 million, $3.8 million and $14.7 million, respectively. Amounts payable to these vendors at December 31, 2014 and 2013 were $1.5 million and $0.9 million, respectively.

The Company obtains office space, equipment rentals, tool repair services and other supplies from vendors affiliated with several employees. For the years ended December 31, 2014, 2013 and 2012, purchases from these vendors were $1.0 million, $1.7 million and $1.3 million, respectively.

The Company has an unconsolidated equity method investment with a vendor that provides the Company with raw material for its specialty chemical business. For the years ended December 31, 2014 and 2013, purchases from this vendor were $21.8 million and $7.6 million, respectively.

The Company obtains machined parts from a vendor which is affiliated with several of its employees. For the years ended December 31, 2014 and 2013, purchases from this vendor totaled $0.4 million and $0.4 million, respectively.

Note 8 – Business Concentrations

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because the Company performs credit evaluations, sets credit limits, and monitors the payment patterns of its customers. Cash balances on deposits with financial institutions, at times, may exceed federally insured limits. The Company regularly monitors the institutions’ financial condition.

The Company’s top ten customers accounted for approximately 51.1%, 64.6% and 81.0% of the Company’s consolidated revenue for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, revenue from two customers individually represented 16.4% and 9.6% of the Company’s consolidated revenue. For the year ended December 31, 2013, revenue from two customers individually represented 19.5% and 13.1% of the Company’s consolidated revenue. For the year ended December 31, 2012, revenue from three customers individually represented 19.1%, 15.6% and 12.9% of the Company’s consolidated revenue. Other than those listed above, no other customer accounted for 10% or more of the Company’s consolidated revenue in 2014, 2013 or 2012. Revenue was earned from each of these customers within the Company’s Stimulation and Well Intervention Services and Wireline Services segments.

Note 9 – Commitments and Contingencies

Environmental

The Company is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for protection of the environment. The Company cannot predict the future impact of such standards and requirements which are subject to change and can have retroactive effectiveness. The Company continues to monitor the status of these laws and regulations.

Currently, the Company has not been fined, cited or notified of any environmental violations that would have a material adverse effect upon its financial position, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred in the near term to maintain compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of the Company’s liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.

Litigation

The Company is, and from time to time may be, involved in claims and litigation arising in the ordinary course of business. Because there are inherent uncertainties in the ultimate outcome of such matters, it is presently not possible to determine the ultimate outcome of any pending or potential claims or litigation against the Company; however, management believes that the outcome of those matters that are presently known to the Company will not have a material adverse effect upon the Company’s consolidated financial position, results of operation or liquidity.

On February 9, 2013, the Company signed an agreement to settle a dispute arising from a lawsuit filed in 2011 in which the Company and certain current and former equity holders, including certain executive officers, were named as defendants. The settlement agreement stipulated that the Company pay $5.9 million for a full release of any further liability. The settlement amount was recorded in 2012 and reflected in accrued expenses on the consolidated balance sheet as of December 31, 2012 and in selling, general and administrative expenses on the consolidated statement of operations for the year then ended.

Service Equipment and Other Capital Expenditures

The Company has agreed to purchase service equipment and other capital assets for $15.9 million as of December 31, 2014. The Company expects to fulfill these commitments during 2015.

Inventory and Materials

The Company has entered into contractual agreements or commitments to purchase inventory and other materials for $72.0 million as of December 31, 2014. The Company expects to fulfill these commitments over the next 5 years.

Operating Leases

The Company leases certain property and equipment under non-cancelable operating leases. The remaining terms of the operating leases generally range from 12 months to 7 years.

Lease expense under all operating leases totaled $14.0 million $14.6 million and $12.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

Years Ending December 31,
2015	$7,760
2016	5,318
2017	3,308
2018	2,479
2019	1,648
Thereafter	5,474

$25,987

Note 10 – Employee Benefit Plans

The Company maintains two contributory profit sharing plans under a 401(k) arrangement which covers all employees meeting certain eligibility requirements. Eligible employees can make annual contributions to the plans up to the maximum amount allowed by current federal regulations. The Company matches dollar for dollar all contributions made by eligible employees up to 4% of their gross salary. The Company’s 401(k) contributions for the years ended December 31, 2014, 2013 and 2012 totaled $2.3 million, $1.9 million and $1.0 million, respectively.

Note 11 – Segment Information

In accordance with FASB ASC 280 Segment Reporting, the Company routinely evaluates whether it has separate operating and reportable segments. The Company has determined that it operates in three reportable segments: Stimulation and Well Intervention Services, Wireline Services and Equipment Manufacturing. This determination is made based on the following factors: (1) the Company’s chief operating decision maker is currently managing each segment as a separate business and evaluating the performance of each segment and making resource allocation decisions distinctly and expects to do so for the foreseeable future, and (2) discrete financial information for each segment is available. The following is a brief description of the Company’s three segments:

Stimulation and Well Intervention Services. This segment has two related service lines providing hydraulic fracturing services and coiled tubing and other well stimulation services. The Company’s other well stimulation services primarily include nitrogen, pressure pumping and thru-tubing services. Additionally, with the development of a specialty chemicals business and strategic acquisitions during 2013, the Company now blends and supplies specialty chemicals for completion and production services, and also manufactures and provides downhole tools and related directional drilling technology and data acquisition and control systems, all of which are currently considered part of the Company’s other well stimulation services.

Wireline Services. This segment provides cased-hole wireline, pumpdown and other complementary services, including logging, perforating, pipe recovery and pressure testing services. The results of Tiger since May 30, 2014, which is the date of the Company’s acquisition of Tiger, have been included in the Company’s consolidated financial statements and reflected in this segment. See “Note 3 – Mergers and Acquisitions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A) in Item 2 of this Form 10-K for further discussion regarding the Tiger Acquisition.

Equipment Manufacturing. This segment manufactures, refurbishes and repairs equipment and provides oilfield parts and supplies for third-party customers in the energy services industry, as well as to fulfill the internal equipment demands of the Company’s Stimulation and Well Intervention Services and Wireline Services segments.

The following tables set forth certain financial information with respect to the Company’s reportable segments. Included in “Corporate and Other” are intersegment eliminations and costs associated with activities of a general corporate nature.

	Stimulation & Well Intervention Services	Wireline Services	Equipment Manufacturing	Corporate and Other	Total
	(in thousands)
Year ended December 31, 2014
Revenue from external customers	$1,186,592	$408,486	$11,800	$1,066	$1,607,944
Inter-segment revenues	579	—	128,133	(128,712)	—
Adjusted EBITDA	181,527	135,803	31,221	(95,042)	253,509
Depreciation and amortization	66,459	38,849	1,924	913	108,145
Operating income (loss)	115,761	96,732	29,286	(118,035)	123,744
Capital expenditures	244,245	78,951	5,011	(12,489)	315,718
As of December 31, 2014
Total assets	$946,151	$518,817	$132,795	$14,983	$1,612,746
Goodwill	69,109	146,126	4,718	—	219,953
Year ended December 31, 2013
Revenue from external customers	$783,408	$278,820	$8,094	$—	$1,070,322
Inter-segment revenues	437	4	55,969	(56,410)	—
Adjusted EBITDA	166,277	81,640	7,017	(64,260)	190,674
Depreciation and amortization	47,446	26,359	1,670	(772)	74,703
Operating income (loss)	118,777	54,585	5,342	(64,489)	114,215
Capital expenditures	118,539	41,166	1,044	(2,762)	157,987
As of December 31, 2013
Total assets	$654,360	$401,227	$80,807	$(4,094)	$1,132,300
Goodwill	69,625	131,455	4,718	—	205,798
Year ended December 31, 2012
Revenue from external customers	$940,258	$130,125	$41,118	$—	$1,111,501
Inter-segment revenues	109	—	68,869	(68,978)	—
Adjusted EBITDA	338,286	37,283	15,748	(54,605)	336,712
Depreciation and amortization	32,738	11,813	2,303	58	46,912
Operating income (loss)	304,985	25,200	13,444	(61,099)	282,530
Capital expenditures	154,977	28,512	7,529	(8,839)	182,179
As of December 31, 2012
Total assets	$588,413	$370,955	$76,604	$(23,215)	$1,012,757
Goodwill	60,339	131,455	4,718	—	196,512

Revenue by service line for the Stimulation and Well Intervention Services segment for the years ended December 31, 2014, 2013 and 2012 was as follows (in thousands):

	Years Ended December 31,
Service Line	2014	2013	2012
Hydraulic fracturing	$984,971	$626,297	$784,923
Coiled tubing and other well stimulation	201,621	157,111	155,335

Total revenue	$1,186,592	$783,408	$940,258

Management evaluates segment performance and allocates resources based on total earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs, and non-routine items (“Adjusted EBITDA”), because Adjusted EBITDA is considered an important measure of each segment’s performance. In addition, management believes that the disclosure of Adjusted EBITDA as a measure of each segment’s operating performance allows investors to make a direct comparison to competitors, without regard to differences in capital and financing structure. Investors should be aware, however, that there are limitations inherent in using Adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. An improving trend in Adjusted EBITDA may not be indicative of an improvement in the Company’s profitability. To compensate for the limitations in utilizing Adjusted EBITDA as an operating measure, management also uses U.S. GAAP measures of performance, including operating income and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.

As required under Item 10(e) of Regulation S-K of the Securities Exchange Act of 1934, as amended, included below is a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, which is the nearest comparable U.S. GAAP financial measure (in thousands).

	Years Ended December 31,
	2014	2013	2012
Adjusted EBITDA	$253,509	$190,674	$336,712
Interest expense, net	(9,840)	(6,550)	(4,996)
Income tax expense	(45,679)	(41,313)	(95,079)
Depreciation and amortization	(108,145)	(74,703)	(46,912)
Gain (loss) on disposal of assets	17	(527)	(692)
Transaction costs	(20,159)	(306)	(833)
Legal settlement	—	—	(5,850)
Insurance settlement	(880)	—	—
Inventory write-down	—	(870)	—

Net income	$68,823	$66,405	$182,350

Note 12 – Quarterly Financial Data (unaudited)

Summarized quarterly financial data for the years ended December 31, 2014 and 2013 are presented below (in thousands, except per share amounts).

	Quarters Ended
	March 2014	June 2014	September 2014	December 2014
Revenue	$316,537	$367,921	$439,978	$483,508
Operating income	20,908	20,060	42,011	40,765
Income before income taxes	19,325	18,077	39,439	37,661
Net income	11,588	11,108	23,816	22,311
Net income per common share:
Basic	$0.22	$0.21	$0.44	$0.41
Diluted	$0.21	$0.20	$0.42	$0.40

	Quarters Ended
	March 2013	June 2013	September 2013	December 2013
Revenue	$276,051	$266,956	$261,931	$265,384
Operating income	40,418	34,855	23,459	15,483
Income before income taxes	38,824	33,236	21,921	13,737
Net income	25,143	20,847	13,125	7,290
Net income per common share:
Basic	$0.48	$0.39	$0.25	$0.14
Diluted	$0.46	$0.38	$0.24	$0.13

Note 13 – Pending Merger with the Completion and Production Services Business of Nabors Industries, Ltd.

On June 25, 2014, the Company entered into a definitive merger agreement (the “Merger Agreement”) with Nabors Industries Ltd. (“Nabors”) to combine with the Completion and Production Services Business of Nabors. Upon the closing of the merger, Nabors will receive total consideration comprised of approximately $688 million in cash and approximately 62.5 million common shares in the newly combined entity. The estimated value of such consideration to be paid to Nabors at closing was $1.5 billion as of February 13, 2015, with the common shares valued based on the closing price on the NYSE for C&J’s common stock on such date.

Immediately following the closing of the merger, former C&J stockholders will own approximately 47% of the issued and outstanding common shares of the newly combined entity (49.75% on a fully diluted basis) and Nabors will own approximately 53% of the issued and outstanding common shares (50.25% on a fully diluted basis).

The merger will be accounted for using the acquisition method of accounting for business combinations. In applying the acquisition method, it was determined that the Company will possess a controlling financial interest and that the business combination should therefore be treated as a reverse acquisition with the Company as the accounting acquirer.

C&J currently expects the closing of the merger to occur in late March 2015, following receipt of stockholder approval at the special meeting of stockholders scheduled for March 20, 2015, and subject to the satisfaction of other customary closing items. There can be no assurance as to whether or when the closing will occur.